NEWS RELEASE   [Letterhead of Marsh & McLennan Companies, Inc.]



          FOR IMMEDIATE RELEASE

Contact:  Barbara Perlmutter             Al Modugno
          MARSH & McLENNAN COS.         JOHNSON & HIGGINS
          (212) 345-5585                (212) 574-7031

          Andrew R. Baer
          Tracey T. Stearns
          KEKST AND COMPANY
          (212) 593-2655

           MARSH & MCLENNAN COMPANIES AND JOHNSON & HIGGINS TO COMBINE
                       TRANSACTION VALUED AT $1.8 BILLION

          NEW YORK, NEW YORK, March 12, 1997   Marsh & McLennan
          Companies, Inc. and Johnson & Higgins today announced that they have agreed to a strategic business combination forming an enterprise that will be preeminent in three businesses: risk and insurance services, consulting and investment management.

          Under terms of the definitive agreement, approved by Johnson & Higgins shareholders and the Marsh & McLennan Companies board of directors, the purchase price is $1.8 billion, one third payable in cash and two thirds in Marsh & McLennan Companies common stock. The transaction is expected to close in the second quarter, subject to satisfaction of customary closing conditions, including certain regulatory approvals.

          A.J.C. Smith, chairman and chief executive officer of Marsh & McLennan Companies, stated, "Changes in the rapidly growing and increasingly competitive global marketplace have created new challenges and opportunities for service firms with great reach, innovation, quality of service and financial strength. This strategic business combination responds to those requirements, combining two firms with compatible cultures, innovative technology, dedication to quality, global operations and talented professionals. It will position us to respond more effectively to the increasing and more complex risks our clients encounter and to compete successfully with all the potential competitors in our market. Combining Marsh & McLennan and Johnson & Higgins is an extraordinary opportunity for continuing our growth and prosperity.

          Our company's historical core has been our risk management and insurance broking operations, and from this we have built strong businesses in asset management and consulting, much to the benefit of our shareholders. Our successful strategy over the last decades has enabled us to build value while providing important professional services. The opportunity to combine with Johnson & Higgins strengthens our foundation while maintaining our flexibility to grow our other businesses. Our shareholders, clients and employees can anticipate continued growth and development as a worldwide professional services firm responding to the changing needs of a competitive marketplace," Mr. Smith said.

          David A. Olsen, chairman and chief executive officer of Johnson & Higgins, stated, "This is a unique opportunity to combine two of the best companies in the insurance services and human resources consulting businesses to create the preeminent firm in our industry. Our shared vision is to have highly satisfied clients everywhere in the world, to have first-class technical capability and to attract the best people and assure them of fulfilling careers."

          A new company, to be known as J&H Marsh & McLennan, Inc., will be formed to manage the combined insurance services operations and will operate as a subsidiary of Marsh & McLennan Companies. Mr. Smith will be chairman and chief executive officer of J&H Marsh & McLennan, Inc., and its vice chairmen will be John T. Sinnott, president and chief executive officer of Marsh & McLennan, Incorporated; Richard
          H. Blum, a director of Marsh & McLennan Companies, Inc.; Richard A. Nielsen, vice chairman and chief operating officer of Johnson & Higgins; and Norman Barham, president of Johnson & Higgins.

          Mr. Olsen stated further, "Our name, which represents both firms' long-standing heritage of exceptional client service, will be known for leadership, quality and integrity around the world. This strategic business combination will sustain our growth and success."

          In 1996, Marsh & McLennan Companies had total revenues of $4.1 billion, including $1.9 billion from risk and insurance services. Johnson & Higgins had total revenues of $1.2 billion in 1996, primarily from its insurance-related operations. Both companies have consulting operations, accounting in 1996 for $1.1 billion in revenues at Marsh & McLennan and $110 million at Johnson & Higgins.

          At the closing of the transaction, Messrs. Olsen, Nielsen and Barham are expected to join the Marsh & McLennan
          Companies board of directors. Mr. Olsen will become a vice chairman of Marsh & McLennan Companies.

          Johnson & Higgins will become a subsidiary of Marsh &
          McLennan Companies. Marsh & McLennan said that it would finance the cash portion of the purchase price with bank financings and commercial paper.

          Marsh & McLennan Companies is a professional services firm with insurance and reinsurance broking, investment management and consulting businesses. More than 27,000 employees worldwide provide analysis, advice and transactional capabilities to clients in over 80 countries. Marsh & McLennan Companies' stock (ticker symbol: MMC) is listed on the New York, Chicago, Pacific and London stock exchanges.

          Established in New York in 1845, Johnson & Higgins is the leading privately held insurance services and employee benefit consulting firm in the world. In addition to brokerage services, the firm provides sophisticated risk management and benefit consulting services to clients worldwide. The firm's global network of almost 9,000 employees includes 145 offices in major business centers around the world and exclusive relationships with UNISON partners in 170 additional cities.

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